Exhibit 10.6

AMENDMENT NO. 1

TO FLOW SERVICING AGREEMENT

Amendment No. 1 to Flow Servicing Agreement, dated as of March 3, 2010 (the “Amendment”), by and between PennyMac Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and PennyMac Loan Services, LLC, a Delaware limited liability company ( the “Servicer”).

RECITALS

WHEREAS, the Operating Partnership and the Servicer are parties to that certain Flow Servicing Agreement, dated as of August 4, 2009 (the “Existing Flow Servicing Agreement” and, as amended by the Amendment, the “Flow Servicing Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Flow Servicing Agreement.

WHEREAS, the Operating Partnership and the Servicer have agreed, subject to the terms and conditions of this Amendment, that the Existing Flow Servicing Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Flow Servicing Agreement.

NOW, THEREFORE, in consideration of the mutual premises and mutual obligations set forth herein, the Operating Partnership and the Servicer hereby agree that the Existing Flow Servicing Agreement is hereby amended as follows:

SECTION 1.                                Definitions.  Section 1.01 of the Existing Flow Servicing Agreement is hereby amended by deleting the definition of “REO Marketing Fee” and adding the following definitions in the correct alphabetical order:

“Deed in Lieu Fee:  With respect to each Mortgaged Property, the title to which is acquired by deed in lieu of foreclosure, the Deed in Lieu Fee as set forth in Exhibit 9.”

“Liquidation Fee:  With respect to each sale of an REO Property or each discounted payoff accepted by the Servicer in satisfaction of a defaulted Mortgage Loan, the Liquidation Fee as set forth in Exhibit 9.”

SECTION 2.                                Servicing.  Section 2.15 of the Existing Flow Servicing Agreement is hereby amended as follows:

(a)                                  By adding the following sentence at the end of the first paragraph:  “Where title is acquired by deed in lieu of foreclosure, Owner shall pay to Servicer the Deed in Lieu Fee.”;

(b)                                 By deleting the second sentence in the second paragraph;

(c)                                  By deleting the third paragraph in its entirety; and

(d)                                 By adding the following sentence at the end of the fourth paragraph (after giving effect to the deletion of the third paragraph as set forth in Section 2(c) above):  “In addition, for the sale of each REO Property, Owner shall pay to Servicer the Liquidation Fee.”

SECTION 3.                                General Servicing Procedures.  Section 4.02 of the Existing Flow Servicing Agreement is hereby amended by deleting the first paragraph thereof in its entirety and replacing it with the following:

“Upon the payment in full of any Mortgage Loan (or such lesser amount in connection with a discounted payoff accepted by the Servicer with respect to a defaulted Mortgage Loan), or the receipt by the Servicer of a notification that such payment will be escrowed in a manner customary for such purposes, the Servicer shall notify the Owner in the Monthly Remittance Advice as provided in Section 3.02, and may request the release of any Mortgage Loan Documents from the Owner in accordance with this Section 4.02.  The Servicer shall obtain discharge of the related Mortgage Loan as of record within any related time limit required by applicable law (unless prevented from complying as a result of the failure of the local recording office to comply with its obligations on a timely basis).  For each discounted payoff accepted by the Servicer with respect to a defaulted Mortgage Loan, Owner shall pay to Servicer the Liquidation Fee.”

SECTION 4.                                Exhibits. Exhibit 9 of the Existing Flow Servicing Agreement is hereby amended by deleting it in its entirety and replacing it with the form attached hereto as Exhibit A.

SECTION 5.                                Conditions Precedent.  This Amendment shall become effective as of the date first set forth above (the “Amendment Effective Date”), subject to the satisfaction of the following conditions precedent:

5.1                                 Delivered Documents.  On the Amendment Effective Date, each party shall have received the following documents, each of which shall be satisfactory to such party in form and substance:

(a)                                  this Amendment, executed and delivered by duly authorized officers of the Operating Partnership and the Servicer; and

(b)                                 such other documents as such party or counsel to such party may reasonably request.

SECTION 6.                                Representations and Warranties. Each party represents that it is in compliance in all material respects with all the terms and provisions set forth in the Existing Flow Servicing Agreement on its part to be observed or performed.

SECTION 7.                                Limited Effect.  Except as expressly amended and modified by this Amendment, the Existing Flow Servicing Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 8.                                GOVERNING LAW.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 9.                                Counterparts.  This Amendment may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.

SECTION 10.                          Conflicts.  The parties hereto agree that in the event there is any conflict between the terms of this Amendment, and the terms of the Existing Flow Servicing Agreement, the provisions of this Amendment shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

The Operating Partnership:	PENNYMAC OPERATING PARTNERSHIP, L.P.

	By:	PennyMac GP OP, Inc.,
its General Partner

By:
		Name:	Anne D. McCallion
		Title:	Chief Financial Officer
and Treasurer

The Servicer:	PENNYMAC LOAN SERVICES, LLC

By:
		Name:	Anne D. McCallion
		Title:	Vice President, Finance

EXHIBIT A

EXHIBIT 9

TERM SHEET

BASE SERVICING FEE PERCENTAGE
(per loan)

With respect to each Mortgage Loan, the Base Servicing Fee Percentage for that Mortgage Loan set forth in the Servicer’s servicing records.  The Base Servicing Fee Percentage for a Mortgage Loan shall be determined in accordance with the written protocol approved by (i) a majority of the independent members of the board of Trustees of PennyMac REIT, (ii) the Owner and (iii) the Servicer.  The following factors shall be taken into account in formulating the written protocol:  The Base Servicing Fee Percentages shall (i) be based on the risk characteristics of the mortgage loans in a particular pool, including the market value of the underlying properties, creditworthiness of the borrowers, seasoning of the mortgage loans, degree of current and expected mortgage loan defaults, current loan-to-value ratios, borrowers’ payment history and debt-to-income levels,  (ii) be consistent with the assumptions used by the PennyMac REIT Manager in determining the bid for the related portfolio of mortgage loans, (iii) be competitive with those charged by specialty mortgage loan servicers providing comparable services for comparable mortgage loans, and (iv) range from 30 to 100 basis points per annum on the unpaid principal balance of the related mortgage loans.

OTHER KEY PARAMETERS

Remittance Types	Actual/Actual Basis during Interim Servicing Period

Remittance Date	See definition of Remittance Date

Servicing Advances	Servicer to be reimbursed monthly for all unpaid Servicing Advances incurred by Servicer in the prior month including Cost of Funds.

Cost of Funds on Servicing Advances	Refer to Section 3.04

Prepayment Penalties	Owner will retain 100% of the prepayment penalties.

Late Charges Collected	Servicer will retain 100% of late charges collected by Servicer

Ancillary Income	Servicer will retain 100% of all Ancillary Income

Delegated Authority	Refer to Exhibit 10

Contract Term	Refer to Section 6.01

Eligible Mortgage Loan	See definition of Eligible Mortgage Loan

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MISCELLANEOUS ONE-TIME AND OTHER FEES

Service Release Fee:  $500 if released within one year of boarding; $250 if released within two years of boarding; $150 if released thereafter

Deed in Lieu Fee:  $500

Liquidation Fee:  150 basis points of the gross proceeds received in connection with either the disposition of an REO Property or a discounted payoff accepted by the Servicer with respect to a defaulted Mortgage Loan

Tax Service Contract:  Servicer’s cost

Flood Zone Service Contract:  Servicer’s cost

Backfill Fee:  $15 per Mortgage File

MERS Fee:  Servicer’s cost

Modification Fee:  $1,000 for modifications classified by the Servicer as full modifications (to include interest rate reductions); $295 for modifications classified by the Servicer as simple modifications (to include capitalization of delinquent payments)

To the extent the Servicer participates in the U.S. Treasury’s Home Affordable Modification Program (or other similar mortgage loan modification programs), the Servicer shall be entitled to remit to Owner any incentive payments payable to mortgage loan servicers under the program; provided, however, that with respect to any incentive payments paid to Servicer in connection with a mortgage loan modification for which Owner previously paid Servicer a Modification Fee hereunder, Servicer shall reimburse Owner an amount equal to the lesser of (a) such Modification Fee or (b) such incentive payments.

In the event the Servicer effects a refinancing of a Mortgage Loan on behalf of the Owner and not through a third party lender and the resulting Mortgage Loan is readily saleable, the Servicer shall be entitled to retain a market-based origination fee (set, as of the date of this Servicing Agreement, at one percent (1%) of the principal balance of the Refinanced Mortgage Loan plus a $750 underwriting fee).  Should the Servicer originate a Mortgage Loan to facilitate the disposition of REO Property, the Servicer shall be entitled to retain a market-based origination fee (set, as of the date of this Servicing Agreement, at one percent (1%) of the principal balance of the Refinanced Mortgage Loan plus a $750 underwriting fee).  The amount of the origination fee shall be subject to review by the Owner and the Servicer from time to time to reflect market rates.  The Owner shall reimburse the Servicer for any out of pocket expenses that the Servicer incurs in connection with any such origination, including title fees, legal fees and closing costs.

In addition to the Ancillary Income that the Servicer is entitled to retain pursuant to Section 4.03, the Servicer shall be entitled to customary market-based fees and charges for the boarding, deboarding and disposition of Mortgage Loans.

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